UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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WISDOMTREE, INC.
(Name of Registrant as Specified In Its Charter)

ETFS CAPITAL LIMITED GRAHAM TUCKWELL
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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ETFS Capital Limited, a Jersey company (“ETFS Capital”), together with the other participant in its proxy solicitation (collectively, “ETFS”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes AGAINST the election of certain directors of WisdomTree, Inc., a Delaware corporation (the “Company”), at the Company’s 2024 annual meeting of stockholders (the “2024 Annual Meeting”).

Item 1: On May 14, 2024, ETFS issued the following press release:

ETFS Capital Calls on WisdomTree to Stop Fighting Stockholders and Run a Strategic Process

WisdomTree Board Attempting to Distract from its Inability to Explain or Defend Persistent Undervaluation of the Core ETF Business

2024 Annual Meeting a Referendum on the Board and Management’s Refusal to Take Steps to Unlock Value for ALL Stockholders

WisdomTree Stockholders Urged to Vote AGAINST the Re-Election of Chairman Win Neuger, Director Anthony Bossone, And CEO And Director Jonathan Steinberg on GOLD ETFS Proxy Card

Visit www.UnlockWT.com for More Information

NEW YORK, May 14, 2024 -- ETFS Capital Limited (“ETFS Capital”), the largest combined owner of common stock, $0.01 par value (the “Common Stock”), and Series A Non-Voting Convertible Preferred Stock (the “Series A Preferred Stock”) of WisdomTree, Inc. (“WisdomTree” or the “Company”) (NYSE: WT), with ownership of approximately 10% of the outstanding Common Stock, which together with its Series A Preferred Stock would represent approximately 18% of the Company’s outstanding Common Stock on an as-converted basis, today responded to the board of directors’ of WisdomTree (the “Board”) May 13, 2024 letter to stockholders (the “May 13 Letter”).

In its attempts to avoid being held accountable by stockholders for WisdomTree’s unsuccessful attempts to transform the Company into a decentralized finance (“DeFi”) company, the Board has resorted to a familiar playbook – distract attention from the Company’s failure to unlock the value of the core ETF business, deny stockholders access to the KPIs required to judge DeFi initiatives, and demonize ETFS Capital and Graham Tuckwell.

The Board’s refusal to run an independent strategic review process is the reason ETFS Capital was compelled to launch this campaign. If the Board commences a strategic review, as outlined below, then ETFS Capital intends to suspend its campaign.

The Company’s upcoming 2024 Annual Meeting of Stockholders is a simple referendum on the Company’s ill-advised diversification strategy. The Board continues to deprive stockholders of any meaningful performance insights into WisdomTree Prime and other DeFi initiatives in our view, and is now refusing to unlock value through an independent strategic review process.

The focus of ETFS Capital’s campaign is NOT about removing or replacing long tenured directors, Win Neuger, Anthony Bossone or the CEO, Jonathan Steinberg, as the Company would have stockholders believe. Instead, the focus of ETFS Capital’s campaign is about unlocking value for all Stockholders, which the Board, led by Messrs. Neuger, Bossone and Steinberg, refuses to take the necessary actions to do. We believe the Board has demonstrated that it will only act when stockholders compel them to and that is why this vote is so important.

As ETFS Capital outlined in its May 6, 2024 letter to fellow stockholders,1 it believes that WisdomTree’s ETF business is worth $2.1 to $3.0 billion to common stockholders – significantly more than the Company’s market value.2 Considering ETFS Capital’s thesis is that WisdomTree’s share price could be significantly higher if the Company was managed better, the Board’s constant repetition of Total Shareholder Return or recent analyst ratings should be moot. Importantly, despite taking over a week to consider ETFS Capital’s analysis, WisdomTree’s May 13 Letter is notably silent on the core issue of undervaluation. Nor has the Company offered stockholders KPIs that would allow them to determine the success of the Board and Management team’s pursuit of DeFi initiatives. The Board appears to prefer spending millions of dollars of stockholder capital to fight stockholders – rather than spend a fraction of that to undertake a genuine independent strategic review. Instead, stockholders were treated to a full-throated defence of the Board’s vulnerable directors and dark warnings in the May 13 Letter. This approach appears consistent with the Board’s pantomime of engagement with ETFS Capital over the past years and we believe it is emblematic of the Board and management team’s unwillingness to be held accountable to stockholders.

The Board has repeatedly lashed out at its stockholder critics and is trying to distract stockholders from the serious issues driving this referendum on its own failure to deliver for stockholders, by attacking ETFS Capital’s Chairman, Mr. Graham Tuckwell. In fact, much of the meaningful Board refreshment and governance enhancements at the Company that stockholders can point to over the past two to three years were the direct result of ETFS Capital’s efforts, including the appointment or election of three highly qualified directors and the declassification of the Board. The Board has repeatedly shown it will only act when pushed to do so by stockholders, which is why we are conducting this campaign.

1 https://static1.squarespace.com/static/6440f8b6e5684d4179e4d179/t/6638beae84a15a23bb7664c5/1714994862444/ETFS+Capital+Letter+to+Stockholders+May.6.2024.pdf

2 Current market value of $1.4 billion based on a share price of $9.26 as of May 3, 2024 (Bloomberg) and shares outstanding of approximately 152 million (Company SEC filings).The lower intrinsic valuation of $2.1 billion is calculated as follows: (i) annual revenue of $382 million, based on current AUM of $106 billion and weighted average fees of 36 bps (Company website and SEC filings) as of May 3, 2024 (ii) an operating margin of 42.5%, being the mid-range of our estimated achievable margin as discussed in our prior solicitation materials (iii) deduct non-operating expenses, including net interest expense, of $11 million as per the Company’s 2023 Form 10-K (iv) apply a tax rate of 21% to give net income of $119 million (v) apply a Price(P)/NTM (Next Twelve Months) Earnings multiple of 17.5x, which is the 3-year average for WisdomTree’s NTM P/E trading multiple as of May 3, 2024 (FactSet).The higher intrinsic valuation of $3.0 billion assumes a sale of the ETF business at a valuation of 2.8% of current AUM of $106 billion, which valuation multiple is the average of the acquisition multiple for Guggenheim in 2017 and Oppenheimer in 2018 of 3.3% and 2.3% respectively (Bloomberg). We note that when WisdomTree announced the purchase of the European business of ETFS Capital in November 2017, it was at a valuation of 3.5% of AUM (the consideration was valued at $611 million for $17.6 billion of AUM).

ETFS Capital believes Messrs. Neuger, Bossone, and Steinberg are leading the anti-stockholder resistance at the Company and should be held accountable. The Board’s defense of these three long-tenured directors underscores their central role in perpetuating the Company’s value destructive DeFi pursuits. ETFS Capital acknowledges that, if voted off, the Board may choose to reappoint these individuals, but it will not be able to evade the fact that stockholders made their views very clear.

ETFS Capital is aligned with its fellow stockholders and its request is a simple one: The Board should form a special committee of truly independent directors with a mandate to consider strategic alternatives including, but not limited to, a sale of part or all of the business and returning capital to stockholders, and a significant repositioning of the business including the replacement of members of WisdomTree’s senior leadership team. To assist in this work, ETFS Capital further proposes that the special committee retain a recognized tier-one investment bank along with counsel, both of whom are also truly independent.

ETFS Capital is urging stockholders to join it in voting AGAINST the re-election of the Chairman Win Neuger, Director Anthony Bossone, and CEO and Director Jonathan Steinberg to send a clear message to the Board – that WisdomTree should hire a reputable banker and evaluate all options to unlock value as soon as possible.

A copy of ETFS Capital’s letter, definitive proxy statement, and information on how to vote AGAINST the re-election of the Chairman Win Neuger, Director Anthony Bossone, and CEO and Director Jonathan Steinberg on the GOLD proxy card or GOLD voting instruction form are available at www.UnlockWT.com.

Stockholders who have questions or require assistance in voting their GOLD proxy card, or need additional copies of ETFS Capital’s proxy materials, are encouraged to contact Saratoga Proxy Consulting LLC at (888) 368-0379 or (212) 257-1311 or info@saratogaproxy.com

About ETFS Capital Limited

In 2018, WisdomTree spent $611 million to acquire the European ETC business of ETF Securities Limited (now called ETFS Capital Limited) for cash and shares, becoming the largest shareholder in WisdomTree.

ETFS Capital is a London-based strategic investment company focused on growth opportunities across the ETF ecosystem. As part of its investment process, ETFS Capital receives and analyses many dozens of business ideas and proposals within the ETF ecosphere each year and conducts in-depth technical and commercial due diligence on the companies where it chooses to deploy capital. Thereafter it engages in a hands-on approach, as a partner to management teams and Boards bringing its unparalleled industry-specific expertise for the benefit of those companies.

Investor Contact:

John Ferguson

Saratoga Proxy Consulting LLC

Toll free (888) 368-0379

+1-212-257-1311
info@saratogaproxy.com

www.UnlockWT.com

Media Contact:

Dan Gagnier / Riyaz Lalani

Gagnier Communications LLC
+1-646-569-5897
ETFS@gagnierfc.com

Item 2: On May 14, 2024, ETFS posted the following material to www.UnlockWT.com: